SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.  )

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SLM Corporation

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12061 Bluemont Way
Reston, Virginia 20190
April 10, 2006
Dear Shareholder:
      We cordially invite you to attend SLM Corporation’s Annual Shareholders’ Meeting on Thursday, May 18, 2006 at 11:00 a.m. at the Corporation’s offices located at 12061 Bluemont Way, Reston, Virginia, 20190.
      At the meeting, shareholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in this proxy statement.
      Thank you for your investment in Sallie Mae.

Sincerely,

Albert L. Lord
Chairman of the Board of Directors

12061 Bluemont Way
Reston, Virginia 20190
April 10, 2006
SLM CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 18, 2006

To our Shareholders:
      The 2006 Annual Meeting of shareholders of SLM Corporation will be held at the Corporation’s offices, 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 18, 2006 beginning at 11:00 a.m., local time. At the meeting, holders of the Corporation’s outstanding common stock will consider and vote on the following matters:

•	Election of 14 directors for a term of one year;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountant for 2006; and

•	Any other matters that properly come before the meeting.
      All holders of record of shares of SLM Corporation common stock at the close of business on March 20, 2006 are entitled to vote at the meeting.
      Your participation in the Annual Meeting is important. We urge you to vote your proxy at your earliest convenience. You may vote by mail, telephone or over the Internet, depending on how your share ownership is recorded. If you plan to attend the Annual Meeting, please advise my office directly at (703) 984-6785.
Mary F. Eure
Corporate Secretary

PROXY STATEMENT
      The Board of Directors of SLM Corporation (the “Corporation” or “Sallie Mae”) solicits your proxy to conduct business at the Corporation’s Annual Meeting to be held at the Corporation’s offices, 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 18, 2006 at 11:00 a.m., local time.
      This proxy statement includes information about the Corporation’s:

•	Stock performance for 2005;

•	Governance and Board matters;

•	Stock ownership and compensation for Board members and the highest paid officers;

•	The agenda for the Annual Meeting; and

•	Information about how to vote your proxy.
      We have also enclosed the Corporation’s Annual Report on Form 10-K, which provides financial results for 2005.
STOCK PERFORMANCE
      The following graph compares the yearly percentage change in the Corporation’s cumulative total shareholder return on its common stock(1) to that of Standard & Poor’s 500 Stock Index and Standard & Poor’s 500 Financials Index. The graph assumes a base investment of $100 at December 31, 2000 and reinvestment of dividends through December 31, 2005.
SLM Corporation
Five-Year Cumulative Total Shareholder Return

	Base
Company/Index	Year	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

SLM Corporation	$100.0	$124.6	$155.3	$171.7	$246.7	$258.4
S&P 500 Financials	100.0	91.1	77.9	101.7	112.6	119.6
S&P 500 Index	100.0	88.1	68.8	88.3	97.8	102.5
Source: Bloomberg Total Return Analysis

(1)	The Corporation completed a three-for-one stock split, in the form of a stock dividend, in June 2003. All references in this proxy statement to SLM or Sallie Mae stock and stock prices have been adjusted for the stock split.
This proxy statement and the accompanying proxy card are being mailed to
SLM Corporation shareholders beginning about April 10, 2006

STOCK OWNERSHIP
      Sallie Mae encourages stock ownership by its directors, officers and employees to align their interests with those of shareholders. We believe this policy focuses directors and the workforce on economic performance and long-term strategic initiatives that will enhance shareholder returns.
      To support our ownership policy, the Corporation:

•	Compensates non-employee directors primarily in the form of options on the Corporation’s common stock;

•	Requires that a portion of any annual bonus paid to any officer be in the form of Sallie Mae stock;

•	Grants stock options to all employees; and

•	Established a share ownership policy for senior officers and members of the Board.
      The following table provides information regarding shares owned by each director and executive officer of the Corporation as of February 28, 2006.

		Total		Total	Percent
		Economic	Vested	Beneficial	of
	Shares(1)	Ownership(2)	Options(3)	Ownership(4)	Class

Director Nominees
Ann Torre Bates	18,522		208,177	226,699	*
Charles L. Daley(5)	40,713		309,424	350,137	*
William M. Diefenderfer, III	56,641		194,776	251,417	*
Thomas J. Fitzpatrick	1,333,792	1,996,357	3,606,969	4,940,761	1.19%
Diane Suitt Gilleland	62,534		317,281	379,815	*
Earl A. Goode	35,927		105,945	141,872	*
Ronald F. Hunt(5)	199,594		192,654	392,248	*
Benjamin J. Lambert, III(5)	82,282		262,137	344,419	*
Albert L. Lord(5)	1,511,937		7,036,709	8,548,646	2.07%
Barry A. Munitz	130,137		12,775	142,912	*
A. Alexander Porter, Jr.(5)	542,164		597,430	1,139,594	*
Wolfgang Schoellkopf	55,000		145,444	200,444	*
Steven L. Shapiro	75,813		385,590	461,403	*
Barry L. Williams	19,797		185,586	205,383	*

Named Executive Officers
Albert L. Lord(5)	1,511,937		7,036,709	8,548,646	2.07%
Thomas J. Fitzpatrick	1,333,792	1,996,357	3,606,969	4,940,761	1.19%
C.E. Andrews	50,588		400,000	450,588	*
June M. McCormack	254,547		279,763	534,310	*
Kevin F. Moehn(5)	124,956		319,081	444,037	*
John F. Whorley, Jr.	188,106		0	188,106	*

Directors and Executive Officers as a Group (20)	4,992,115		15,245,940	20,238,055	4.89%

*	Less than one percent

(1)	Shares held directly or indirectly by the individual or by the individual and his or her spouse, including shares credited to Corporation-sponsored retirement plans.

(2)	Total of column 1 plus 662,565 unvested restricted stock units and accumulated reinvested dividends granted to Mr. Fitzpatrick under the terms of his employment agreement, which is described later in this proxy statement.

(3)	Shares that may be acquired within 60 days of February 28, 2006 through the exercise of stock options.

(4)	Total of columns 1 and 3. Except as otherwise indicated and subject to community property laws, each owner has sole voting and sole investment power with respect to the shares listed.

(5)	Mr. Daley’s share ownership includes 2,625 shares held through a limited partnership, in which he owns a 50 percent interest. Mr. Hunt’s share ownership includes 1,575 shares held solely in his wife’s name. Mr. Lambert’s share ownership includes 35,790 shares held in trust by his wife. Mr. Lord’s share ownership includes 2,100 shares held in his wife’s name. Mr. Porter’s share ownership includes 537,771 shares over which he shares investment and voting control. Mr. Moehn’s share ownership includes 100 shares owned by his son.
CORPORATE GOVERNANCE
Role and Responsibilities of the Board of Directors
      The role of the Board of Directors is to promote sustainable, long-term growth of the Corporation in the interest of its shareholders. The primary responsibilities of the Board are:

•	Selecting, evaluating and compensating the Chief Executive Officer;

•	Planning for succession of the Chief Executive Officer and members of the executive management team;

•	Reviewing and approving the Corporation’s annual business plan and reviewing the Corporation’s long-term strategic plan;

•	Monitoring management’s performance against the annual business plan;

•	Reviewing and approving major transactions;

•	Through its Audit Committee, selecting and overseeing the Corporation’s independent accountant;

•	Evaluating the Corporation’s overall risk control environment;

•	Recommending director candidates for election by shareholders; and

•	Evaluating its own effectiveness.
      To guide and assist the Board in performing its responsibilities, the Board has adopted governance guidelines and established Board committees. These governance tools are discussed below.
Board Governance Guidelines
      The Board’s governance has been guided by a set of principles initially adopted in 1997. The Board’s revised guidelines are published at www.salliemae.com under “About Us, Corporate Governance, SLM Corp. Board” and a written copy is available from the Corporate Secretary. The Board reviews the guidelines annually. Among other matters, the guidelines provide the following:

•	A majority of the members of the Board must be independent directors and all members of the Audit, Nominations and Governance, and Compensation and Personnel Committees must be independent.

•	All directors stand for re-election every year and shareholders are entitled to cumulate their shares for the election of directors.

•	The Board has established the position of Lead Independent Director, currently held by Mr. Porter. The Lead Independent Director presides over executive sessions of the Board in the absence of the Chair and annually leads the Board in its review of the CEO’s performance. The Lead Independent Director, in consultation with the Chair of the Nominations and Governance Committee, takes the initiative to address unique governance matters that arise during the year.

•	The non-management members of the Board and each committee meet in executive session at the end of each regularly scheduled Board and committee meeting, as the case may be. The Chairman of the Board presides over the Board’s executive session and the committee chairs preside over executive sessions of the committees. At least once each year, the Lead Independent Director presides over an executive session of the independent directors.

•	Board compensation is substantially in the form of Sallie Mae stock or other equity-linked compensation.

•	The Board undertakes an annual review of Board and committee processes and procedures.

•	Board members have open communications with all members of management.

•	The Board may engage its own advisors.
Board Meetings
      During 2005, the Board of Directors met seven times and the independent members of the Board held three additional meetings. Each of the incumbent directors attended at least 75 percent of the total number of meetings of the Board and committees on which they serve. Directors are expected to attend the Annual Meeting and all members of the Board attended the Annual Meeting in May 2005.
Director Independence
      The Board has determined that the following individuals (that is, all of the nominees standing for election at the 2006 Annual Meeting, other than Messrs. Lord and Fitzpatrick) are independent of the Corporation because such nominees have no material relationships with the Corporation, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Corporation: Msses. Bates and Gilleland and Messrs. Daley, Diefenderfer, Goode, Hunt, Lambert, Munitz, Porter, Schoellkopf, Shapiro and Williams. The Board made this determination based on the following:

•	No nominee, other than Messrs. Lord and Fitzpatrick, is currently or within the past three years has been an employee of the Corporation;

•	No nominee has an immediate family member who is an officer of the Corporation or, other than Messrs. Lord and Fitzpatrick, has any current or prior material relationships with the Corporation;

•	No nominee has a personal services contract with the Corporation, in any amount;

•	No nominee is an employee or owner of a firm that is one of the Corporation’s paid advisors or consultants;

•	No nominee is employed by a business that directly competes against the Corporation;

•	No executive officer of the Corporation serves on either the board of directors or the compensation committee of any corporation that employs either a nominee or a member of the immediate family of any nominee;

•	No nominee or immediate family member of a nominee serves as an executive officer of any entity with which the Corporation’s annual sales or purchases exceeded

$1,000,000 or 2 percent, whichever is greater, of that company’s annual revenues for the last fiscal year; and

•	No nominee or spouse of a nominee is an employee of a charitable organization, foundation or university that received in any one year from the Corporation, in the form of charitable contributions, grants or endowments, more than the greater of (i) $1,000,000 or (ii) 2 percent of the organization’s total annual receipts.

Board Committees and Meetings
      The Board has established the following committees (the “Core Standing Committees”) to assist in its oversight responsibilities:

•	Audit Committee

•	Compensation and Personnel Committee

•	Nominations and Governance Committee

•	Finance and Operations Committee
      In addition, the Board has established the Executive Committee, which meets quarterly with the Audit Committee to review the Corporation’s earnings prior to their release to the public and on an as-needed basis, and the Preferred Stock Committee, which meets at least once each year to oversee the interests of the Corporation’s preferred shareholders. Each committee has a Board-approved written charter, which sets forth the respective committee’s functions and responsibilities. All committee charters are published at www.salliemae.com under “About Us, Corporate Governance, SLM Corp. Board.” Shareholders may obtain a written copy of a committee charter by contacting the Corporate Secretary.
      An annual work plan is created from the charters of each Core Standing Committee to assure that responsibilities of the committees are addressed at appropriate times throughout the year. Agendas for meetings are based on each committee’s annual work plan and any other current matter the Committee Chair or management believes should be addressed at the meeting. The work of each committee is regularly reported to the full Board by the Committee Chair.
      The current membership of the Core Standing Committees is as follows:

		Compensation	Nominations &	Finance &
Board Member	Audit	& Personnel	Governance	Operations

Ann Torre Bates	X		X

Charles L. Daley		X	X

William M. Diefenderfer	Chair		X

Diane Suitt Gilleland		X		X

Earl A. Goode		Chair		X

Ronald F. Hunt			X

Benjamin J. Lambert, III	X		X

Barry A. Munitz		X		X

A. Alexander Porter, Jr.	X			X

Wolfgang Schoellkopf		X		X

Steven L. Shapiro		X	Chair

Barry L. Williams	X			Chair

Number of 2005 Meetings	14	6	5	5

      A brief description of the function of each Core Standing Committee follows.
      Audit Committee. The Audit Committee represents and assists the Board in fulfilling its responsibilities by providing oversight relating to: (1) the assessment and management of certain business risks, including financial, operational, litigation and regulatory risks; (2) the integrity of the

Corporation’s financial reporting; (3) the Corporation’s system of disclosure controls and system of internal controls regarding financial, accounting, legal compliance and ethics; (4) the independent accountant’s qualifications, independence and performance; (5) the performance of the Corporation’s internal audit function; (6) the Corporation’s compliance with legal and regulatory requirements and (7) the preparation of the report of the Committee for the Corporation’s annual proxy statement, as required by the Securities and Exchange Commission.
      The Board has determined that all the members of the Audit Committee are independent under the Corporation’s governance guidelines and New York Stock Exchange (“NYSE”) listing standards. In addition, the Board has determined that Ms. Bates and Messrs. Diefenderfer, Porter, and Williams qualify as audit committee financial experts within the meaning of the SEC regulations. None of the Committee members serve on the audit committee of more than three public companies.
      Compensation and Personnel Committee. The Compensation and Personnel Committee: (1) assists the Board in fulfilling its responsibilities relating to human resources, compensation and benefit matters concerning the Corporation and its subsidiaries; (2) discharges the Board’s responsibilities relating to compensation of the Corporation’s executives; and (3) prepares the report of the Committee on executive compensation for inclusion in the proxy statement, in accordance with applicable rules and regulations.
      No member of the Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries. The Board of Directors has determined that all Committee members are independent under the Corporation’s governance guidelines and NYSE listing standards.
      Nominations and Governance Committee. The Nominations and Governance Committee assists the Board in establishing appropriate standards for the governance of the Corporation, the operations of the Board and the qualifications of directors. The Committee also identifies individuals qualified to become Board members and recommends to the Board the director nominees for each annual meeting of shareholders.
      The Board has determined that all of the members of the Nominations and Governance Committee are independent under the Corporation’s governance guidelines and NYSE listing standards.
      Finance and Operations Committee. The Finance and Operations Committee assists the Board in fulfilling its responsibilities and providing oversight relating to capital management, financing strategy and the general operations of the business.
Nominations Process
      The Nominations and Governance Committee considers director candidates recommended in good faith by shareholders. The Committee also receives suggestions for candidates from Board members. Candidates will be evaluated based on the needs of the Board and the Corporation at that time, given the then-current mix of Board members. When evaluating a candidate, the Nominations and Governance Committee will consider a nominee’s:

•	Skills and experience, particularly in the areas of accounting, finance, banking, higher education, marketing and information technology, human resources and law;

•	Proven record of accomplishment;

•	Ability to commit the time necessary for Board service;

•	Ability to add diversity to the Board with regard to race, gender and geographic location;

•	Integrity and sound judgment in areas relevant to the business;

•	Ability to challenge and stimulate management; and

•	Independence.

      To recommend a candidate, shareholders should send, in writing, the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Chairman of the Nominations and Governance Committee, in care of the Corporate Secretary at SLM Corporation, 12061 Bluemont Way, Reston, VA 20190. The shareholder should also include his or her contact information and a statement of his or her share ownership.
Shareholder Communications with the Board
      Shareholders and other interested parties may submit communications to the Board of Directors by contacting the Chairman of the Board or the Lead Independent Director in writing at the following address: Office of the Chairman of the Board or Office of the Lead Independent Director, SLM Corporation, 12061 Bluemont Way, Reston, VA 20190. The Corporate Secretary will review all communications from our shareholders. Communications relevant to our business and operations, as determined by the Corporate Secretary, will be forwarded to the Board or individual members, as appropriate.
Director Compensation
      The Corporation believes that equity-based compensation effectively aligns director and shareholder interests and compensation for service in 2006 will be paid primarily in the form of stock options. The form and amount of compensation was determined after the Compensation and Personnel Committee consulted with its independent consultant and reviewed the consultant’s report of director compensation of peer companies.
      For independent directors, the standard compensation arrangement is a $70,000 cash payment, to be paid upon election to the Board in May, and a grant of 9,530 options covering the Corporation’s common stock, granted in January 2006. Compensation for the Lead Independent Director and the Chair of the Audit Committee is greater, in recognition of the additional responsibilities of these positions. The standard compensation arrangement for the Lead Independent Director and Chair of the Audit Committee is $87,500 and a grant of 11,920 options covering the Corporation’s common stock. The compensation of the Chairman of the Board is discussed below.
      Alternatively, independent directors may elect all-equity compensation in the form of stock options. This alternative compensation arrangement is a grant of 15,250 options for directors, except 19,070 options may be granted to the Lead Independent Director and the Chair of the Audit Committee, in recognition of the additional responsibilities for these positions.
      Compensation elections for independent directors for 2006 are as follows:

Standard Compensation	Ann Torre Bates, Charles L. Daley, Diane Suitt Gilleland, Barry A. Munitz, A. Alexander Porter, Jr., Wolfgang Schoellkopf, Steven L. Shapiro, Barry L. Williams

All Equity Compensation	William M. Diefenderfer, Earl A. Goode, Ronald E. Hunt, Benjamin J. Lambert, III

      Options granted in 2006 vest upon the later of: 1) the Corporation’s common stock reaching a closing price of 120 percent of the grant price for five trading days; or 2) separation from service from the Board, whichever occurs first. To the extent not already vested, the options vest on the fifth anniversary of their grant date. The options are forfeited if the nominee is not elected to the Board at the May 18, 2006 Annual Meeting.
      Directors are eligible to receive replacement options upon the exercise of vested options for options granted through 2002. Options granted since 2003 have not been eligible for replacement options. Replacement options are discussed in the Executive Compensation section of this proxy statement. In 2005, 5,775 replacement options were granted to Mr. Diefenderfer upon his exercise of an option granted in 1999. No other independent director received replacement options in 2005.

      Directors are eligible to participate in the Corporation’s matching gift program. Under the matching gift program the Corporation contributes three dollars for each dollar contributed by a director to post-secondary educational institutions, up to a total contribution by the Corporation of $100,000 per year. The Corporation contributes two dollars for each dollar contributed to a primary or secondary educational institution, or a civic, community, health or human service organization, up to a total contribution by the Corporation of $25,000 per year. The Corporation contributes one dollar for each dollar contributed to an arts or cultural organization, the United Way, or a federated campaign, up to a total contribution by the Corporation of $10,000 per year. Notwithstanding the above limits for each category, aggregate matching contributions by the Corporation are limited to $100,000 per director in any single plan year. Mr. Lord and Mr. Fitzpatrick are eligible to participate in the directors’ matching gift program.
      The Corporation’s independent directors are provided with $50,000 of life insurance, are reimbursed for their and their spouses’ expenses incurred in connection with attending Board meetings, are covered by a travel insurance plan while traveling on corporate business and may receive a $1,500 per diem payment for additional work. For service in 2005, the following directors received cash payments or equivalent credits under a deferred compensation arrangement under the per diem arrangement, in addition to the standard compensation or all-equity compensation arrangement for 2005 as disclosed in the April 11, 2005 proxy statement:

Director	Amount	Director	Amount

Ann Torre Bates	$1,500	Steven L. Shapiro	$1,500

Diane Suitt Gilleland	$1,500	A. Alexander Porter, Jr.	$15,000

Charles L. Daley	$1,500	Wolfgang Schoellkopf	$15,000

Earl A. Goode	$1,500	Ronald E. Hunt	$16,500

Benjamin J. Lambert, III	$1,500	William M. Diefenderfer	$19,500

Chairman’s Compensation
      Upon his retirement as Chief Executive Officer in May 2005, Mr. Lord entered into a compensation arrangement with the Corporation for his services as Chairman of the Board and a non-executive employee of the Corporation. Mr. Lord received an option grant to purchase 300,000 shares of the Corporation’s common stock for a three-year term of service. These options were granted at the closing price for the Corporation’s common stock on May 19, 2005 and vest when the common stock reaches a closing price of 120 percent of the grant price for five trading days, but no earlier than 12 months from the date of grant. To the extent these options are not already vested, the options also vest on the fifth anniversary of their grant date. Regardless of whether the options are vested, two-thirds of the options will be forfeited if Mr. Lord is not elected to the Board at the May 2006 meeting and one-third of the options will be forfeited if Mr. Lord is not elected to the Board at the May 2007 meeting. Once vested, the options may be exercised within five years of Mr. Lord’s separation from Board service. In addition, Mr. Lord is compensated $100,000 in annual base salary. He is provided office and secretarial support commensurate with his duties as Chairman of the Board. He participates in the Corporation’s benefit programs on the same terms and conditions as other part-time employees. These benefits are medical, life and disability insurance (in lieu of the life and travel accident insurance benefits that other Board members receive) and participation in the Corporation’s tax-qualified pension and 401(k) plans. Consistent with the Corporation’s policy for personal use of corporate-owned aircraft, Mr. Lord pays directly the incremental cost to the Corporation for his personal use of such aircraft.
      Mr. Fitzpatrick did not receive any separate compensation for his service on the Board in 2005.
PROPOSAL 1— ELECTION OF DIRECTORS
      Shareholders are asked to elect 14 directors to serve on the Board for a one-year term or until their successors are elected or appointed. If unforeseen circumstances make it necessary for the Board of

Directors to substitute another person for any of the nominees, we will vote your shares for that other person unless you instruct us otherwise on your proxy card.
      Upon the recommendation of the Nominations and Governance Committee, the Board has nominated each of the current directors for reelection.
Nominees
      Biographical information about each nominee is set forth below. Board service with the Corporation’s predecessor entity, the Student Loan Marketing Association or GSE, is included.
Required Vote
      The 14 nominees receiving a plurality of votes cast will be elected as directors. Unless marked to the contrary, proxies received will be voted FOR the direct nominees named in this proxy statement in order to elect all of the nominees or the maximum number possible.
      The Board of Directors recommends a vote FOR the election of the 14 nominees named below. Proxies will be so voted unless shareholders specify a contrary choice on their proxy card.

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Ann Torre Bates* 48 Director since July 31, 1997	Strategic and Financial Consultant
• Strategic and Financial Consultant— 1998 to present
• Executive Vice President, Chief Financial Officer and Treasurer, NHP Incorporated, a national real estate services firm— 1995 to 1997
• Vice President and Treasurer, US Airways— 1991 to 1995, various finance positions— 1988 to 1991
• Other Directorships of Public Companies: Franklin Mutual Series, Allied Capital Corporation

Charles L. Daley* 73 Director since July 5, 1995	Director, Executive Vice President and Secretary
TEB Associates, Inc.
• Director, Executive Vice President and Secretary, TEB Associates, Inc., a real estate finance company— 1992 to present
• Executive Vice President and Chief Operating Officer, First Peoples Financial Corporation— 1987 to 1992
• Executive Vice President and Chief Operating Officer, First Peoples Bank of New Jersey— 1984 to 1992

William M. Diefenderfer, III* 60 Director since August 8, 1997	Partner, Diefenderfer, Hoover & Wood
• Partner, Diefenderfer, Hoover & Wood, a law firm, Pittsburgh, PA— 1991 to present
• Vice Chairman and Co-Founder, enumerate Solutions, Inc., a technology company— 2000 to present
• Treasurer and Chief Financial Officer, Icarus Aircraft, Inc.— 1992 to 1996
• Deputy Director of the Office of Management and Budget— 1989 to 1991
• Other Directorships of Public Companies: U-Store-It Trust
• Other Activities: Member, Standing Advisory Group of the Public Company Accounting Oversight Board

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Thomas J. Fitzpatrick 57 Director since July 31, 2000 and from July 1997 to May 1999	Chief Executive Officer and Vice Chairman, SLM Corporation
• President and Chief Operating Officer, SLM Corporation— 2001 to May 2005, President and Chief Marketing and Administrative Officer— 2000 to 2001, Executive Vice President— 1998 to 2000
• President and Chief Executive Officer, Equity One, Inc., a financial services company— 1989 to 1998
• President, Commercial Credit Co.— 1988 to 1989
• President and Chief Operating Officer, Manufacturers Hanover Consumer Services— 1983 to 1988, Chief Financial Officer— 1978 to 1983
• Other Activities: M.A. Bruder & Sons Incorporated (Director)

Diane Suitt Gilleland* 59 Director since March 25, 1994	Associate Professor in Higher Education
University of Arkansas, Little Rock
• Associate Professor in Higher Education, University of Arkansas, Little Rock— 2003 to present
• Deputy Director, Illinois Board of Higher Education— 1999 to 2003
• Senior Associate, Institute for Higher Education Policy— 1998 to 1999
• Senior Fellow, American Council on Education, Washington, DC— 1997
• Director, Arkansas Department of Higher Education— 1990 to 1997
• Chief Finance Officer, Arkansas Higher Education— 1986 to 1990
• Other Activities: University of Arkansas at Pine Bluff Foundation (Director), University of Arkansas Foundation Board (Director)

Earl A. Goode* 65 Director since July 31, 2000	Deputy Chief of Staff
to the Governor of Indiana
• Deputy Chief of Staff to the Governor of Indiana— 2006 to present
• Commissioner, Department of Administration, State of Indiana— January 2005 to 2006
• Chairman, Indiana Sports Corporation— 2001 to present
• President, GTE Information Services and GTE Directories Corporation— 1994 to 2000, President, GTE Telephone Operations North and East— 1990 to 1994, President, GTE Telephone Company of the Southwest— 1988 to 1990
• Other Activities: Georgetown College Foundation (Director)

Ronald F. Hunt* 62 Director since July 5, 1995	Attorney
• Attorney— 1990 to present
• Executive Vice President and General Counsel, Student Loan Marketing Association— 1984 to 1990, various officer positions— 1973 to 1984
• Other Activities: enumerate Solutions, Inc. (Director);
Warren Wilson College Board of Trustees (Vice Chairman)

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Benjamin J. Lambert, III* 69 Director since July 5, 1995	Senator
Commonwealth of Virginia
• Senator, Commonwealth of Virginia— 1986 to present
• Self-employed, Optometrist— 1962 to present
• Other Directorships of Public Companies: Dominion Resources, Inc.
• Other Activities: Consolidated Bank & Trust Company (Director); Board of Trustees of Virginia Union University (Secretary)

Albert L. Lord 60 Director since July 5, 1995	Chairman, SLM Corporation, March 2005 to present, Vice Chairman, 1997 to March 2005
• Chief Executive Officer, SLM Corporation— 1997 to May 2005
• President and principal shareholder, LCL Ltd.— 1994 to 1997
• Executive Vice President and Chief Operating Officer, Student Loan Marketing Association— 1990 to 1994, various officer positions— 1981 to 1990
• Other Directorships of Public Companies: Bearing Point, Inc.
• Other Activities: The National Academy Foundation (Director)

Barry A. Munitz* 64 Director since July 31, 1997	Chair, California P-16 Council
• Chair, California P-16 Council— 2005 to Present
• President and Chief Executive Officer, The J. Paul Getty Trust— 1997 to 2006
• Chancellor and Chief Executive Officer, California State University System— 1991 to 1997
• Other Activities: The American Academy of Arts and Sciences (Fellow); Seattle Art Museum (Trustee); Pillar Advisory Board; Leeds Advisory Board; Chair of P-16 Council

A. Alexander Porter, Jr.* 67 Director since July 5, 1995	Founder and Partner
Porter Orlin Inc.
• Founder and Partner, Porter Orlin Inc. (formerly named Porter Felleman, Inc.), an investment management company— 1976 to present
• Other Activities: Distribution Technology, Inc. (Founder and Director); Davidson College (Trustee); The John Simon Guggenheim Memorial Foundation (Trustee); Queens University of Charlotte, North Carolina (Trustee); American Ballet Theatre (Trustee)

Wolfgang Schoellkopf* 73 Director since July 31, 1997	Managing Partner
Lykos Capital Management, LLC
• Managing Partner, Lykos Capital Management, LLC, a private equity management company— 2003 to present
• Chief Executive Officer, Bank Austria Group’s U.S. operations— 2000 to 2001
• Vice Chairman and Chief Financial Officer, First Fidelity Bancorporation— 1990 to 1996
• Executive Vice President and Treasurer, The Chase Manhattan Bank— 1979 to 1988, various officer positions— 1963 to 1988
• Other Activities: Bank Austria Cayman Islands Limited (Director); Wueba Versicherungs AG (Director)

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Steven L. Shapiro* 65 Director since July 5, 1995	Certified Public Accountant and Personal Financial Specialist, Alloy, Silverstein, Shapiro, Adams, Mulford, Cicalese, Wilson & Co.
• Chairman, Alloy, Silverstein, Shapiro, Adams, Mulford, Cicalese, Wilson & Co., an accounting firm— Chairman since 1995, various positions— 1960 to present
• Other Activities: MetLife Bank (Director); Rutgers University (Member, Executive Advisory Council); American Institute of Certified Public Accountants (Member); New Jersey and Pennsylvania Societies of CPAs (Member), West Jersey Health and Hospital Foundation Board (Trustee)

Barry L. Williams* 61 Director since July 31, 2000	President
Williams Pacific Ventures, Inc.
• President, Williams Pacific Ventures, Inc., a consulting and investment company— 1987 to present
• Interim President and CEO, the American Management Association International— 2000 to 2001
• Bechtel Group, Managing Principal, Bechtel Investments, Inc.— 1979 to 1987
• Other Directorships of Public Companies: PG&E Corporation, R. H. Donnelly & Company, CH2M Hill Companies, Northwestern Mutual Life Insurance Company, Simpson Manufacturing Co., Inc.
• Other Activities: American Conservatory Theater (Trustee); American Management Association (Trustee); African American Experience Fund (Trustee Chairman); Resources Legacy Foundation (Trustee)

*	Indicates that the nominee has been determined to be independent
EXECUTIVE COMPENSATION
      This section includes: (1) a report by the Compensation and Personnel Committee (the “Compensation Committee” or “Committee”) regarding the Corporation’s executive compensation policy; (2) a summary presentation of 2005 executive compensation in tabular form for the Named Executive Officers (“NEOs”); (3) a summary of 2005 stock option grants to NEOs; (4) a valuation of option exercises during the year and remaining option holdings for NEOs; and (5) descriptions of certain employment arrangements, pension plan benefits and related-party transactions.
Report of the Compensation and Personnel Committee on Executive Compensation
      The Compensation Committee of the Board of Directors develops a comprehensive compensation policy for senior management and establishes plans and programs to implement the policy. The Committee annually reviews the performance of the Chief Executive Officer (the “CEO”) and the senior management team, and after consultation with the Board, establishes compensation terms for these individuals.
      The Committee has retained an independent compensation consultant to advise the Committee with respect to trends in executive compensation, determination of executive compensation programs and setting executive compensation levels. The Committee also seeks the input of the CEO and the senior human resources officer in evaluating the individual performance of and resulting compensation for the senior management team, as those individuals have first-hand knowledge of the actual performance of the senior management team and report their observations to the Committee.

Compensation Policy
      The Corporation’s executive compensation policy is based on the principle that compensation that promotes stock ownership and is tied to corporate performance and sustained share price will align executive motivation with shareholder interest.
      To implement this policy, the Committee establishes compensation programs that:

•	Encourage stock ownership;

•	Motivate management to achieve annual business plan goals;

•	Emphasize “at risk” compensation; and

•	Maintain competitive levels of total compensation, considering overall historical compensation levels, as well as market data.
      The principal programs established by the Committee to accomplish these objectives are discussed below.
Stock Ownership Guidelines
      To encourage stock ownership on the part of executives, the Corporation adopted stock ownership guidelines in January 2000. Ownership levels, which are expected to be achieved over a three-year period, are:

Stock Ownership as a
Position	Multiple of Base Salary

CEO	10 × salary
Executive Vice President	10 × salary
Senior Vice President	7 × salary
      The guidelines encourage continued ownership of a significant amount of the Corporation’s common stock acquired through the exercise of stock options and grants of performance stock, tying stock-based compensation to the Committee’s objective of encouraging ownership.
      Unvested performance stock, restricted stock units and unexercised options, whether vested or not, are not counted in calculating stock ownership. Hedge transactions to protect against losses due to a falling stock price are not permitted.
      Currently, each of the NEOs who have served for at least three years has satisfied the ownership guidelines. Ten of the Corporation’s 20 other senior officers have achieved compliance with their ownership guidelines.
Components of Annual Compensation
      Each year, the Committee completes a compensation review cycle, which culminates in setting base salaries, determining annual performance bonuses and granting stock-based awards. Each of these components is described below.
      As a starting point for the annual review of executive compensation, the Committee selects a group of peer companies based, in part, on the recommendation of its consultant. The companies are not necessarily the same companies that are included in the peer group index in the Comparison of Five-Year Cumulative Total Return graph (the Standard & Poor’s 500 Financials Index) used in this proxy statement. The selected peer group consists of financial industry companies with revenues, assets, net income, market value and workforce size that are within a range of the Corporation’s and, for 2005, included banks, financial transactions institutions, insurance companies and government-sponsored enterprises. The group is reviewed annually and changes are made as appropriate to reflect changes in the Corporation’s business strategy and the industry, such as mergers and acquisitions. Fifteen companies comprised the peer group for purposes of establishing 2005 executive compensation and the companies were: ADP, AFLAC, Bank of New York, BB&T, Capital One, Charles Schwab, Countrywide Financial Corp., Fannie Mae, Fifth Third, First Data, Freddie Mac, MBNA, Mellon Financial, PNC Financial Services and State Street. All of these companies, except for ADP, First Data and MBNA, are in the Standard & Poor’s 500 Financials Index referenced on the first page of this proxy statement.
      The Committee uses the peer group information to serve as a guide for the forms and levels of total compensation and to determine levels of reasonable compensation.
      In determining the form of total annual compensation, the Committee is guided by its policies of emphasizing “at risk” compensation and encouraging stock ownership. Fixed (“no risk”) compensation in the form of base salaries is the least significant portion of annual compensation. For 2005, base salaries represented approximately four percent of the CEO’s total compensation(1) and 20 percent of total compensation for the remaining NEOs, other than Mr. Andrews(2). Likewise, a significant percentage of total compensation is typically paid in long-term equity rather than in cash. Equity-based compensation represented approximately 85 percent of the CEO’s total compensation and approximately 50 percent for the remaining NEOs.
      In determining the levels of total annual compensation, the Committee considers total return for the Corporation’s shareholders, the level of achievement of the Corporation’s annual business plan, past levels of stock-based awards made to an executive, tenure in the executive’s current position, the complexity of the business operations for which the executive is responsible, and the revenue goals and level of achievement of those goals for which the executive is responsible.

(1)	The Committee evaluates “total compensation” based on base salary, annual performance bonus, the grant date fair market value of stock awards and the grant date Black-Scholes value of option grants.

(2)	Mr. Andrews’ compensation was not taken into account for these calculations because he did not receive a stock option grant in 2005.

      Base Salary. In establishing salaries, the Committee reviewed the salaries of executives at peer companies in positions that the Committee considered comparable to our executive positions. For 2005, the base salaries of the NEOs were the lowest base salaries reported as paid in the prior year to similarly positioned officers at the Corporation’s peer companies. Lower-than-market base salaries reflect the Corporation’s de-emphasis on fixed compensation.
      Annual Performance Bonuses. A large portion of an executive’s annual cash compensation is dependent on corporate and individual performance and is paid in the form of an annual performance bonus. This is consistent with the Compensation Committee’s policy of linking compensation to performance. As in previous years, a minimum of 40 percent of each executive officer’s annual bonus was awarded in the form of Sallie Mae common stock, further emphasizing alignment with shareholders.
      The Compensation Committee established the performance bonus plan for 2005 (the “2005 Bonus Plan”) under the shareholder-approved SLM Corporation Incentive Plan. NEOs and other members of executive management are eligible to participate in the plan. The maximum award that may be earned by any individual under the plan in a given year is the lesser of $5 million, an amount set forth in the SLM Corporation Incentive Plan and 1 percent of the Corporation’s “core earnings” net income for the year. Despite these maximums, for 2005 the Committee set lower limits for each of the NEOs. The maximum bonus amount set for Mr. Fitzpatrick in 2005 for his term as CEO (7 months) was 4 times his base salary and for his term as President and Chief Operating Officer (5 months) was 3.5 times base salary, for a weighted multiple of base salary of 3.8. The maximum bonus amount for Executive Vice Presidents was set at 2.75 times base salary and the maximum amount set for Senior Vice Presidents was 2.5 times base salary.

      In determining actual awards, the Committee considered the level of achievement of a common set of corporate goals, described below, and assessed individual performance. Although the Committee takes into account corporate performance in determining the level of overall annual bonus compensation, individual performance is weighted significantly greater than corporate performance in determining the amount of actual awards. This is because the Corporation’s compensation philosophy is that, if a business unit under the supervision of an individual executive does not contribute significantly to the achievement of the annual business plan, that executive should not automatically receive a significant bonus even if the overall corporate goals are achieved.
      Corporate performance goals were set by the Compensation Committee after consideration of the 2005 business plan. As shown in the chart below, five separate performance goals were set and weighted to reflect their importance in achieving the business plan. With respect to four of the five goals, the target level of achievement under the 2005 Bonus Plan was set at a “stretch goal,” higher than the business plan goal. Thus, in order to achieve 100 percent of these corporate performance goals under the 2005 Bonus Plan, the business plan goals needed to be exceeded. In the case of preferred channel loan origination volume growth, the target level of achievement in the 2005 Bonus Plan was equal to the business plan goal.

Corporate Goals	Weighting

“Core earnings” earnings per share growth(1)	25%
Preferred channel loan origination volume growth	20%
Fee income growth	20%
Operating expense control	20%
Cost of funds for new debt issuances	15%

      Individual performance goals varied by position and included goals set within various business units.

(1)	“Core earnings” earnings per share are defined in the Corporation’s annual report to shareholders.

      The corporate goals were communicated to all officers during the first quarter of 2005 and status reports of corporate achievement toward the goals were provided throughout the year to both the Committee and the officer group. The overall corporate score achieved was 95 percent of a possible 100 percent. The targets set in the business plan for growth in “core earnings” earnings per share and operating expense control were met or exceeded, but the “stretch” goals set in the 2005 Bonus Plan were slightly underachieved. The cost of funds goal set in the 2005 Bonus Plan was exceeded and offset a somewhat equal underachievement of the goal for growth in fee income. Finally, the goal for growth in preferred channel loan origination volume was slightly underachieved.
      In making actual bonus awards, the Committee granted Mr. Fitzpatrick the maximum award of 3.8 times base salary, based on the achievements described below. Executive Vice Presidents were awarded bonuses in a range of 1.0 to 2.3 times base salary. Senior Vice Presidents were awarded bonuses in a range of .9 to 1.8 times base salary.
      Stock Options and Stock-Based Awards. Since 1997, a centerpiece of the Corporation’s compensation program for all employees has been stock-based compensation. The Compensation Committee believes that stock options and performance stock provide an appropriate incentive to promote long-term stable growth and align employees’ interests with those of shareholders.
      The Committee sets an overall budget for total equity awards to be granted each year at approximately two percent of the outstanding common stock of the Corporation. The Committee then divides awards generally equally between rank and file employees and management employees.
      Virtually all employees receive stock option grants, generally on an annual basis. For 2005, approximately 9,000 employees received a grant. Rank and file employees receive options that are “time-vested,” fifty percent of the options vest eighteen months after their grant date, the remaining portion of the options vest thirty-six months after their grant date. Management options have been “price-vested;” the Corporation’s share price must trade at 120 percent of the option’s grant price for five days before the options vest, but no sooner than 12 months from their date of grant. (To address certain accounting rules, options ultimately vest eight years from their grant date.) From August 1997 to December 2005, 47 percent of all options granted have been “time-vested” options; 53 percent have been “price-vested” options.
      Annual management option grant awards are made at the time that annual executive compensation decisions are made. Annual rank-and-file grants are made typically at the conclusion of the Corporation’s annual peak loan processing season.
      In 2003, the Committee introduced long-term performance stock awards for key members of the management team. These awards serve as retention and succession planning tools. Forty percent of the performance stock vests on the third anniversary of the grant date and the remaining 60 percent vest upon the fifth anniversary of the grant date; in both cases only upon the achievement of “core earnings” net income for the fiscal year in which vesting is scheduled to occur.
      With regard to NEOs in 2005 (other than Mr. Fitzpatrick, whose compensation is discussed separately below), the Committee granted a mix of stock options and performance stock and as in the past it was weighted more heavily towards stock options. The Black-Scholes value of these equity awards made was at the low range of long-term incentive awards reported as being made in 2004 to executives holding similar positions at companies in the peer group. Over time, however, the NEOs have, generally, accumulated significant holdings of SLM stock through the Corporation’s stock-based compensation program. These equity holdings serve as retention tools and align management and shareholder interest.
      In 2000, the Corporation established a replacement option program to assist executive officers in meeting their share ownership targets. Under the replacement program, officers and Board members have been eligible to receive new options upon their exercise of vested options in an amount equal to the number of shares needed to pay the exercise price for the original option. Replacement options carry an exercise price equal to the fair market value of the Corporation’s common stock on the date of their grant and vest one year from the grant date. Replacement options expire on the expiration date of the underlying options. The Committee determined that, with the exception of newly hired or promoted officers, options granted to other officers in 2005 would not be eligible for replacement options.
      CEO Compensation. Mr. Fitzpatrick’s total compensation for 2005 consisted of base salary, an annual performance bonus paid under the terms described above under Annual Performance Bonus, and equity compensation. Mr. Fitzpatrick’s annual base salary was adjusted on June 1, 2005 from $600,000 to $750,000, when he assumed the role of CEO. His total salary for 2005 was $682,500. This was the lowest base salary in the Corporation’s peer group.
      In determining the individual component of Mr. Fitzpatrick’s annual performance bonus, the Committee, in consultation with the full Board, considered the following achievements: achieving goals set in the annual business plan; aggressively managing our loan consolidation marketing strategy, growth in our internal brands and the increasing mix of private loans, which is contributing to the all-in student loan spread; taking a more active role with investors and stock analysts; continuing to emphasize the importance of a strong internal controls environment; expanding the sources of fee income; and participating in the legislative process for reauthorization of the student loan program. Consistent with past practice, 40 percent of Mr. Fitzpatrick’s bonus was awarded in the form of Sallie Mae common stock.
      Consistent with the terms of his employment agreement entered into in 2005 (and more fully described on pages 22 and 23), Mr. Fitzpatrick received a grant of 1,000,000 options in March of 2005. The options will vest upon the achievement of price-vesting targets described below but no earlier than May 31, 2008, subject to Mr. Fitzpatrick remaining employed as CEO through such vesting date. The price-vesting targets are, with respect to one-third of the options, a 25 percent increase over the closing price for the stock on the date of grant, with respect to an additional one-third of the options, a 33 percent increase over the closing price for the stock on the date of grant and with respect to the final one-third of the options, a 50 percent increase over the closing price for the stock on the date of grant, each of which must be sustained for five consecutive trading days. Once vested, the first one-third of the options may be exercised on and after May 31, 2008; the remaining two-thirds of the options may not be exercised before May 31, 2009. Mr. Fitzpatrick also received 90,000 restricted stock units in June 2005. Mr. Fitzpatrick was also awarded 10,000 shares of performance stock in January 2005. The primary basis for the Committee’s determinations to grant such equity awards was to provide a significant incentive for Mr. Fitzpatrick to enhance long-term shareholder value.
      Of Mr. Fitzpatrick’s total annual compensation of $3,307,500 as disclosed in the Summary Compensation Table on page 18, 21 percent was in the form of base salary and 79 percent was in the form of annual performance bonus.
      Prior to Mr. Lord’s retirement as CEO on May 31, 2005, he earned a total salary of $337,500. Mr. Lord did not receive bonus or stock-based compensation as CEO for his service in 2005. Mr. Lord received additional compensation in 2005 for his services as Chairman of the Board and a non-executive employee, beginning on June 1, 2005. This compensation is described on page 8 of this proxy statement.
      Personal Benefits. At the request of the Committee, the Corporation’s internal auditor undertook a review of personal benefits provided to executives in 2005 and, in particular, examined the personal use by executives of company-owned or leased property, the use of sports tickets and private club memberships. The Committee determined that personal benefits provided to executives are few and appropriate. The Corporation complied with its policy with respect to personal use of company-owned or leased real estate or vehicles, in that executives reimbursed the Corporation for such use, paid directly for such use or, if the use was provided as a benefit, included the value of such use in taxable compensation. Under the Corporation’s policy for personal use of corporate-owned aircraft, executives paid directly the Corporation’s aircraft management company at least the incremental cost to the Corporation for their personal use.
      Section 162(m). Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation paid to each of the Corporation’s five NEOs, unless the compensation satisfies one of the exceptions set forth in the Code, which includes an exception for “performance-based compensation.” The Compensation Committee generally attempts to have non-salary compensation qualify under Section 162(m), although it recognizes that situations may arise where other considerations may prevail over obtaining such qualification. The Compensation Committee believes that the compensation the Corporation’s NEOs received in 2005 will not be subject to the $1 million limitation.
Compensation and Personnel Committee
Earl A. Goode, Chair
Diane Suitt Gilleland, Vice Chair
Charles L. Daley
Barry A. Munitz
Wolfgang Schoellkopf
Steven L. Shapiro

Summary Compensation Table
      The tables below set forth compensation information for each person who during 2005 served as the Corporation’s Chief Executive Officer and for the Corporation’s next four most highly compensated executive officers employed by the Corporation at the end of the 2005 fiscal year (collectively, the “Named Executive Officers”) for 2005 and for the previous two years in which the individuals served as executive officers.

	Annual Compensation			Long-Term Compensation

						Securities
				Stock Based		Underlying		All Other
Name and Principal Position	Year	Salary	Bonus (1)	Awards ($) (2)		Options		Compensation (3)

Albert L. Lord	2005	$392,500	$-0-	$-0-		300,000		$23,709
Chief Executive Officer, through	2004	$750,000	$3,000,000	$-0-		-0-		$45,500
May 31, 2005	2003	$750,000	$2,500,000	$5,280,000	(4)	1,500,000		$45,000

Thomas J. Fitzpatrick	2005	$682,500	$2,625,000	$4,911,200	(5)	1,000,000		$41,361
Chief Executive Officer, as of	2004	$600,000	$2,100,000	$5,680,500	(5)	-0-		$36,200
June 1, 2005	2003	$550,000	$2,000,000	$5,280,000	(5)	900,000		$33,000

C. E. Andrews	2005	$362,500	$700,000	$49,989	(6)	-0-		$57,380
Executive Vice President and	2004	$324,038	$500,000	$44,990	(6)	-0-		$2,919
Chief Financial Officer	2003	$250,577	$450,000	$1,068,699	(6)	600,000		$-0-

June M. McCormack	2005	$340,865	$700,000	$253,750	(7)	30,000		$20,566
Executive Vice President, Servicing,	2004	$325,000	$600,000	$94,675	(7)	25,000		$19,500
Technology and Sales Marketing	2003	$300,000	$500,000	$264,000	(7)	174,783	(10)	$18,000

Kevin Moehn	2005	$300,000	$700,000	$253,750	(8)	30,000		$18,020
Executive Vice President,	2004	$243,269	$500,000	$187,950	(8)	110,957	(10)	$14,630
Sales and Originations	2003	$200,000	$500,000	$264,000	(8)	88,656	(10)	$12,000

John F. Whorley	2005	$325,000	$750,000	$253,750	(9)	30,000		$19,662
Executive Vice President,	2004	$325,000	$600,000	$189,350	(9)	40,000		$19,500
Debt Management Operations	2003	$275,000	$600,000	$528,000	(9)	150,000		$16,400

(1)	Bonus is the amount earned for the year indicated and is typically paid in the following year. At least 40 percent of bonuses are paid in SLM common stock.

(2)	Dividends are paid on shares of unvested performance stock and restricted stock units (“RSUs”). Such amounts paid in each of the past three fiscal years for each NEO is set forth below.

(3)	Employer contributions to vested and unvested defined contribution plans.
Albert L. Lord

(4)	Amounts are the grant date fair market value of 150,000 of RSUs granted on January 28, 2003. The RSUs were granted under Mr. Lord’s employment agreement and vested on December 31, 2004. These RSUs were converted into stock on January 3, 2006, the calendar year following Mr. Lord’s resignation from the Corporation as CEO. At December 31, 2005, the value of the RSUs was $16,527,000. Amounts paid as dividends on unvested equity grants for 2005, 2004 and 2003 were respectively $266,194, $227,966, and $179,777.
Thomas J. Fitzpatrick

(5)	Amounts are the grant date fair market value of 10,000 shares of performance stock granted on January 27, 2005 and 90,000 RSUs granted on June 1, 2005; 150,000 RSUs granted on January 29, 2004; and 150,000 RSUs granted on January 28, 2003. The RSUs granted in 2003 and 2004 were granted under Mr. Fitzpatrick’s 2002 employment agreement and vest on December 31, 2006. The RSUs granted in 2005 were granted under Mr. Fitzpatrick’s 2005 employment agreement and vest on May 31, 2008. The vesting terms of these RSUs are described on pages 22 and 23 of this proxy statement and the vesting terms of the performance stock are described on page 16 of this proxy statement. Once vested, these RSUs are converted into stock in the year following Mr. Fitzpatrick’s retirement from the Corporation as CEO. At December 31, 2005, the value of these unvested shares and RSUs was $22,036,000. Amounts paid as dividends on unvested equity grants for 2005, 2004 and 2003 were respectively $464,851, $339,725, and $190,457.

CE Andrews

(6)	Amounts are the grant date fair market value of 985 shares of restricted stock granted on January 27, 2005; 1,118 shares of restricted stock granted on January 29, 2004; and 30,000 shares of performance stock granted on February 24, 2003. The restricted stock grants are related to Mr. Andrews’ bonus awards paid in 2004 and 2005 and are forfeitable if: 1) Mr. Andrews fails to invest 100 percent of the annual bonus to which the award relates in the Corporation’s stock for 12 months, or 2) Mr. Andrews voluntarily terminates his employment during this 12-month period. The terms of the performance stock are described on page 24 of this proxy statement. At December 31, 2005, the value of these unvested shares was $605,164. Amounts paid as dividends on unvested equity grants for 2005, 2004 and 2003 were respectively $9,337, $15,679, and $17,800.
June M. McCormack

(7)	Amounts are the grant date fair market value of 5,000 shares of performance stock granted on January 27, 2005; 2,500 shares of performance stock granted on January 29, 2004; and 7,500 shares of performance stock granted on January 28, 2003. The vesting terms of the performance stock are described on page 16 of this proxy statement. The value of these unvested performance shares as of December 31, 2005 was $826,350. Amounts paid as dividends on unvested equity grants for 2005, 2004 and 2003 were respectively $8,500, $7,400, and $17,266.
Kevin Moehn

(8)	Amounts are the grant date fair market value of 5,000 shares of performance stock granted on January 27, 2005; 2,500 shares of performance stock granted on January 29, 2004; 2,500 shares of performance stock granted on July 29, 2004 and 7,500 shares of performance stock granted on January 28, 2003. The vesting terms of the performance stock are described on page 16 of this proxy statement. At December 31, 2005, the value of these unvested performance shares was $964,075. Amounts paid as dividends on unvested equity grants for 2005, 2004 and 2003 were respectively $14,875, $8,350, and $4,450.
John F. Whorley

(9)	Amounts are the grant date fair market value of 5,000 shares of performance stock granted on January 27, 2005; 5,000 shares of performance stock granted on January 29, 2004; and 15,000 shares of performance stock granted on January 28, 2003. The vesting terms of the performance stock are described on page 16 of this proxy statement. At December 31, 2005, the value of these unvested performance shares was $1,377,250. Amounts paid as dividends on unvested equity grants for 2005, 2004 and 2003 were respectively $21,250, $14,800, and $19,580.

(10)	Includes options granted under the replacement option program.
      The value of perquisites provided to each NEO during 2005 was less than $50,000. Perquisites included a medical insurance benefit of up to $3,000, a financial planning benefit of up to $5,000 ($10,000 for the CEO), spouses’ travel expenses incurred in connection with attending Board meetings and the personal use of company-owned housing and automobiles by executives. Executives may make personal use of corporate-owned aircraft, but in each case, the executive pays at least the incremental cost to the Corporation for such use.

2005 Option Grant Table

	Number of
	Securities			Exercise	% of Total
	Underlying Options			Price and	Options Granted	Grant Date
	Granted		Expiration	Market Price	to Employees in	Present
Name	Initial	Grant Date	Date	on Grant Date	Fiscal Year	Value

Albert L. Lord	300,000	05/19/2005	05/19/2015	$48.84	3.86%	$2,991,000

Thomas J. Fitzpatrick	1,000,000	03/17/2005	03/17/2015	$49.88	12.86%	$9,020,000

June M. McCormack	30,000	01/27/2005	01/27/2015	$50.75	0.39%	$265,200

Kevin Moehn	30,000	01/27/2005	01/27/2015	$50.75	0.39%	$265,200

John F. Whorley	30,000	01/27/2005	01/27/2015	$50.75	0.39%	$265,200
Mr. Andrews did not receive an option grant in 2005. He received 600,000 options upon his initial employment in 2003. This option grant is disclosed in the Summary Compensation Table in the column labeled “Securities Underlying Options.”
     “Grant Date Present Value” represents a hypothetical present value under the Black-Scholes option pricing model. The calculation for grants made on January 27, 2005 used the following assumptions: an expected life of 3.3 years; a risk-free interest rate of 3.5 percent; expected volatility of 21.45 percent; and an expected dividend rate of 1.5 percent. The calculation for grants made on March 17, 2005 used the following assumptions: an expected life of 3.3 years; a risk-free interest rate of 3.92 percent; expected volatility of 21.66 percent; and an expected dividend rate of 1.52 percent. The calculation for grants made on May 19, 2005 used the following assumptions: an expected life of 4.12 years; a risk-free interest rate of 3.78 percent; expected volatility of 22.35 percent; and an expected dividend rate of 1.56 percent. The foregoing assumptions are the same as applied by the Corporation in measuring the expense associated with stock options granted to executive officers generally and do not reflect assumptions applicable to the individual grants reported.
      Other than option grants to Messrs. Lord and Fitzpatrick, which are described on pages 8 and 16, respectively, options granted vest upon the stock price reaching 120 percent of the grant price for five trading days, but no earlier than 12 months from their grant date. The options also vest on the eighth anniversary of their grant date or upon a change in control of the Corporation. If options vest upon a change in control and, as a result, an executive becomes subject to excise taxes, the Corporation will make certain gross-up payments on behalf of the executive. Replacement options vest one year from their grant date. Except in the event of death, disability or involuntary termination due to job abolishment, option vesting is contingent upon continued employment through the vesting date.

2005 Option Exercises and Year-End Value Table

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-The-
			Options at 12/31/05		Money Options at 12/31/05
	Shares
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Albert L. Lord	139,000	$5,036,901	5,536,709	1,800,000	$157,187,561	$31,710,000

Thomas J. Fitzpatrick	0	$0	2,706,969	1,900,000	$73,212,706	$23,111,000

C.E. Andrews	0	$0	400,000	200,000	$7,786,680	$3,893,340

June M. McCormack	0	$0	279,763	30,000	$5,360,002	$130,200

Kevin Moehn	0	$0	319,081	30,000	$5,824,905	$130,200

John F. Whorley	190,000	$2,848,100	0	30,000	$0	$130,200
      The table above sets forth information on the number and the value of exercisable and unexercisable stock options held by the NEOs as of the fiscal year-end, calculated by the difference between the Corporation’s fiscal year-end stock price of $53.39 and the options’ exercise price.

Employment Agreements

With Messrs. Lord and Fitzpatrick
      In January 2002, the Corporation entered into employment agreements with Messrs. Lord and Fitzpatrick to secure their commitment to continued employment with the Corporation. The terms of the agreements were consistent with the Corporation’s emphasis on “at risk” executive compensation in that the potential value of long-term incentives for the executives were tied to increases in the Corporation’s share price. In addition, to retain the executives’ service and promote their focus on sustained increases in the Corporation’s share price, the agreements deferred the executives’ ability to realize the benefit of certain stock-based awards in some cases beyond the term of their employment as CEO, notwithstanding that the awards may have vested earlier.
      The original term of Mr. Lord’s agreement was the three-year period ending December 31, 2004; an automatic one-year extension to December 31, 2005 was triggered during 2004. Under the agreement, Mr. Lord received 3,000,000 stock options in January 2002 (the “2002 Options”) and 1,500,000 options in January 2003 (the “2003 Options”). At January 1, 2006, all the options were vested and exercisable. The options became exercisable after price-vesting and time-vesting targets were met. For each one-third of an option grant, the price-vesting targets were a set percentage increase over the fair market value of the Corporation’s stock on the date of grant. The percentage targets were a 25 percent increase, a 33 percent increase and a 50 percent increase, respectively, and must have been sustained for five consecutive trading days. For the 2002 Options, the price-vesting targets were: $35.83; $38.12; and $43.00, all of which have been achieved, and for the 2003 Options, the price-vesting targets were $44.00; $46.82; and $52.80, all of which have been achieved. The earliest vesting date for the 2002 Options was May 31, 2005, and for the 2003 Options, December 31, 2005. Had the price-vesting targets not been met, these options would have become exercisable on and after January 1, 2010 for the 2002 Options and January 1, 2011 for the 2003 Options, subject to Mr. Lord’s continued employment. To the extent not forfeited or exercised, the options expire on the tenth anniversary of their grant date. The options are not eligible for the Corporation’s replacement option program. Mr. Lord also received 150,000 restricted stock units in January 2002 and 150,000 restricted stock units in January 2003. Both sets of restricted stock units vested on December 31, 2004; delivery of the vested shares was deferred until his retirement as CEO. If Mr. Lord’s employment was terminated by the Corporation without cause, or by Mr. Lord for good reason, the vesting of the options would have been accelerated, and Mr. Lord would have received a cash payment equal to his salary and three-year average annual bonus multiplied by the lesser of three or the number of years remaining in the term of the agreement. If his termination under either of these conditions followed within 24 months of a change in control, Mr. Lord would have received a cash payment equal to three times salary and three-year average annual bonus. Change in control payments would have been subject to being grossed-up for any excise taxes payable by Mr. Lord and for taxes payable on the grossed-up amounts. The agreement provides that Mr. Lord will not compete with the Corporation or its affiliates for a period of at least two years following termination of employment for any reason. For information on Mr. Lord’s compensation arrangement with the Corporation for his services as Chairman of the Board and a non-executive employee of the Corporation, see page 8 of this proxy statement.
      The original agreement with Mr. Fitzpatrick (the “2002 Fitzpatrick Agreement”) was for the five-year period ending December 31, 2006. Under the 2002 Fitzpatrick Agreement, Mr. Fitzpatrick received 1,800,000 options in 2002 (the “2002 Options”) and 900,000 options in January 2003 (the “2003 Options”). At January 1, 2006, all the options were vested and exercisable. The terms and conditions of the options granted to Mr. Fitzpatrick were generally the same as those granted to Mr. Lord. Mr. Fitzpatrick also received 150,000 restricted stock units in January 2002, 150,000 units in January 2003, and 150,000 units in January 2004. All units vest on December 31, 2006, and delivery of the vested shares is deferred until retirement as CEO. Provisions regarding acceleration of vesting and delivery of shares subject to restricted stock units, acceleration of exercisability of options, termination of employment payments and change in control payments that applied to Mr. Lord also generally apply to Mr. Fitzpatrick. An additional acceleration event applied in the event Mr. Lord left as Chief Executive Officer and Mr. Fitzpatrick was not selected to succeed Mr. Lord as CEO.
      The 2002 Fitzpatrick Agreement was superseded by an agreement entered into on May 19, 2005 with Mr. Fitzpatrick to serve as President and Chief Executive Officer of the Corporation (the “2005 Fitzpatrick Agreement”). The term of the 2005 Fitzpatrick Agreement is for the three-year period beginning June 1, 2005 and ending May 31, 2008. The term may be extended through June 1, 2010 upon the agreement of both parties.
      Under the 2005 Fitzpatrick Agreement, Mr. Fitzpatrick will receive options to purchase a total of 2,300,000 shares of the Corporation’s common stock (the “Options”). One million options were granted to Mr. Fitzpatrick on March 17, 2005 (the “2005 Options”) and 1,000,000 were granted in January 2006 (the “2006 Options”). Subject to Mr. Fitzpatrick’s continued employment, 300,000 options will be granted in January 2007 (the “2007 Options”). The exercise price for the options equal the closing price for the stock on the date of grant and they are not vested or exercisable as of their grant dates. The Options will be exercisable after price-vesting targets and continued employment requirements are met, as described below.
      For the 2005 and the 2006 Options, the options will vest upon the achievement of the price-vesting targets, but no earlier than May 31, 2008, subject to Mr. Fitzpatrick remaining employed as CEO through such vesting date. The price-vesting targets are, with respect to one-third of the options, a 25 percent increase over the closing price for the stock on the date of grant, with respect to an additional one-third of the options, a 33 percent increase over the closing price for the stock on the date of grant and with respect to the final one-third of the options, a 50 percent increase over the closing price for the stock on the date of grant, each of which must be sustained for five consecutive trading days. Once vested, the first one-third of the 2005 and the 2006 Options may be exercised on and after May 31, 2008; the remaining two-thirds of the 2005 and the 2006 Options may not be exercised before May 31, 2009.
      The 2007 Options will vest upon the Corporation’s share price reaching a closing price at least 25 percent higher than the grant price for five consecutive trading days, but no earlier than May 31, 2008, subject to Mr. Fitzpatrick remaining employed as CEO through such vesting date. Once vested, the 2007 Options may not be exercised before May 31, 2009.

      Vested options may be exercised through their 10-year term, but in the case of death or disability, options may be exercised until the earlier of the expiration of their term or one year from the date of termination of employment due to death or disability. To the extent not forfeited or exercised, the 2006 Options and the 2007 Options expire on the tenth anniversary of their grant date. None of the options granted or to be granted under the agreement are eligible for the Corporation’s replacement option program.
      Mr. Fitzpatrick will also receive a total of 200,000 restricted stock units (“RSUs”) under the 2005 Fitzpatrick Agreement. Ninety thousand RSUs were granted on June 1, 2005 (the “2005 RSUs”); 100,000 RSUs were granted in January 2006 (the “2006 RSUs”) and the remaining 10,000 will be granted in January 2007 (the “2007 RSUs”). Subject only to Mr. Fitzpatrick’s continuous employment, the 2005 and 2007 RSUs vest on May 31, 2008, and the 2006 RSUs vest on May 31, 2009. Dividends accrue on the RSUs at the same time and in the same amount as dividends are declared on the Corporation’s common stock. Delivery of the vested shares is deferred until retirement or termination of employment.
      If Mr. Fitzpatrick’s employment is terminated by the Corporation without cause, or by Mr. Fitzpatrick for good reason, the vesting of the options and RSUs is accelerated, and Mr. Fitzpatrick will receive a cash payment equal to his salary and three-year average annual bonus multiplied by the number of years remaining in the term of the agreement, but in no event will the “multiplier” be less than one. Likewise, if his termination under either of these conditions follows within 24 months of a change in control, Mr. Fitzpatrick will receive a cash payment equal to his salary and three-year average annual bonus multiplied by the number of years remaining in the term of the agreement. If any change in control occurs, regardless of whether a termination of employment occurs, Mr. Fitzpatrick’s unvested stock options and RSUs vest. Change in control payments are subject to being grossed-up for any excise taxes payable by Mr. Fitzpatrick and for taxes payable on the grossed-up amounts.
      Mr. Fitzpatrick is also entitled to a supplemental retirement payment, which generally assures him of a post-retirement benefit equal to a single life annuity of $300,000 per year if he works continuously for the Corporation through age 60. This payment is offset by any amounts paid under the Corporation’s pension plan program. After termination of Mr. Fitzpatrick’s employment with the Corporation, other than for cause or without good reason, he and his family are entitled to continue to participate in the medical and dental insurance programs available to the Corporation’s executives generally for the greater of the number of months remaining in the term of the agreement and one year, and he is entitled to participate at the Board member level in the Corporation’s matching contribution program for one year.
      The agreement provides that Mr. Fitzpatrick will not compete with the Corporation or its affiliates for a period of at least two years following termination of employment for any reason. Mr. Fitzpatrick will be nominated for Board service for the term of his agreement.

With Ms. McCormack
      In 2004, the Corporation entered into an agreement with Ms. McCormack to provide her with additional retirement benefits in which she will vest ratably over five years. Under the agreement, Ms. McCormack will accrue retirement benefits that she would have been eligible for had she remained continuously employed by the Corporation from her original hire date in 1986 and not had a break in service for her period of employment with USA Group, Inc. from 1997 to 2000. If Ms. McCormack becomes fully vested in this benefit, it is projected to provide an annual retirement benefit of $82,000 beginning at age 62, in addition to the $94,300 projected annual retirement benefit that she will otherwise accrue under the Corporation’s underlying retirement program.

With Mr. Andrews
      In 2003, the Corporation entered into an employment agreement with Mr. Andrews upon his initial employment with the Corporation. The agreement expired in February 2006. Under the agreement, Mr. Andrews’ annual base salary was set at $300,000, which has subsequently been increased by the

Compensation Committee to $400,000, and his maximum bonus opportunity under the annual bonus plan was set at 275 percent of base salary. Mr. Andrews was awarded options to purchase 600,000 shares of SLM common stock with an exercise price equal to the fair market value of the options on their date of grant. One-third of the options vested upon the stock price reaching 120 percent of the grant price for five trading days (the “first vesting target price”); one-third vested upon stock price reaching 120 percent of the “first vesting target price” for five trading days (the “second vesting target price”) and the final one-third will vest upon the stock price reaching 120 percent of the “second vesting target price”, or $61.55; but in no event any earlier than 12 months from the grant date. Mr. Andrews was also granted 30,000 shares of performance stock, which vested ratably over three years as “core earnings” net income goals were met. The final one-third of the performance stock vested on February 24, 2006.
      Mr. Andrews is entitled to a pension benefit. The target annual benefit amount is $135,000 beginning at age 61 and is offset by any amounts accrued under the Corporation’s regular pension program. Mr. Andrews is also subject to a 2-year non-competition agreement, which survives the expiration of the employment agreement.

Change in Control Severance Plan
      In 2006, the Corporation adopted the SLM Corporation Change in Control Severance Plan for Senior Officers (the “Severance Plan”). The Severance Plan is intended to provide for appropriate retention of senior officers in the event the Corporation experiences a change in control.
      Individuals holding the titles of Senior Vice President, Executive Vice President, or President and/or Chief Operating Officer are eligible participants in the Plan. Currently, there are 24 participants in the Plan. Mr. Fitzpatrick is not an eligible participant in the Plan. Change in control benefits for Mr. Fitzpatrick are included in the employment agreements between Mr. Fitzpatrick and the Corporation described above.
      Upon a change in control of the Corporation, as defined in the Plan, all outstanding and unvested equity awards held by eligible participants become vested and non-forfeitable. Upon a change in control of the Corporation and a termination of an eligible participant’s employment for the reasons defined in the Plan within 24 months of the change in control, an eligible participant may be entitled to receive a cash payment equal to two times his “base salary” and “bonus”, as those terms are defined in the Plan. An eligible participant may also be entitled to receive a pro-rated portion of his target bonus for year in which the termination occurs, as well as continuation of medical insurance benefits for a 2-year period. Also, if as a result of benefits provided under the Plan an officer becomes subject to excise taxes under section 4999 of the Internal Revenue Code, the Corporation will make certain “gross up” payments for the excise taxes payable by the officer and for taxes payable on the grossed-up amount. Receipt of cash benefits is conditioned on the eligible participant agreeing to non-competition and non-solicitation agreements and a general release of claims against the Corporation.

Pension Plan Benefits
      Effective July 1, 2004, the Corporation’s tax-qualified and non-qualified supplemental pension plans (the “Pension Plans”) were frozen with respect to new entrants and participants with less than five years of service. No further benefits will accrue with respect to such participants under the Pension Plans, other than interest accruals on cash balance accounts. These participants were fully vested as of June 30, 2004. Over the next few years, the Pension Plans will be frozen with respect to additional participants based on years of service. Employees as of June 30, 2004 who had five to nine years of service will continue to accrue benefits under the Pension Plans until June 30, 2006, while employees as of June 30, 2004 who had ten or more years of service will continue to accrue benefits under the Pension Plans through June 30, 2009. Former USA Group employees who participated in the Pension Plans and had fewer than five years of service continued to accrue benefits until December 31, 2005.
      For those participants continuing to accrue benefits under the Pension Plans, benefits are credited using a cash balance formula. Under the formula, each participant has an account, for record keeping purposes only, to which credits are allocated each payroll period based on a percentage of the participant’s compensation for the current pay period. Compensation is salary and bonus as reported under Annual Compensation in the Summary Compensation Table on page 18. The applicable percentage of compensation is determined by the number of years of service the participant has with the Corporation. If an individual participated in the Corporation’s prior pension plan as of September 30, 1999 and met certain age and service criteria, the participant (“grandfathered participant”) will receive the greater of the benefits calculated under the prior plan, which uses a final average compensation formula, or under the cash balance formula. Mr. Lord qualifies as a grandfathered participant. Through December 31, 2005, Ms. McCormack’s and Mr. Whorley’s benefit accrued under a formula grandfathered in connection with the Corporation’s acquisition of USA Group that takes into account compensation and age.
      The Corporation’s non-qualified supplemental pension plan assures that designated participants receive the full amount of benefits to which they would have been entitled under the pension plan but for limits on compensation and benefit levels imposed by the Internal Revenue Code. For grandfathered participants, the amount of compensation considered for the prior supplemental pension plan is the sum of the individual’s salary and annual bonus up to 35% of the prior year’s salary. For all participants in the supplemental cash balance plan (effective October 1, 1999), the amount of compensation is the sum of salary and annual bonus.
      The table below illustrates the approximate annual pension that may be payable to an employee in the higher salary classifications under the Pension Plans at age 62 as a single life annuity. The benefit amounts shown are not subject to any deductions for Social Security or other plan benefits. Credited service and projected annual benefits payable at age 62 for NEOs follows:

	Credited Years of Service	Projected Annual Benefit
NEOs	as of December 31, 2005	Payable at age 62

Albert L. Lord	20 years, 9 months	$366,778

Thomas J. Fitzpatrick	7 years, 4 months	$105,668(1)

C.E. Andrews	2 years, 11 months	$ 4,261(1)

June M. McCormack	19 years, 9 months (includes service with USA Group)	$100,959(1)

Kevin Moehn	10 years, 11 months	$ 28,957

John F. Whorley	9 years, 10 months (includes service with USA Group)	$ 68,812

(1)	Entitled to additional retirement payments under their respective employment agreements as described above.
Annual Normal Retirement Benefit (age 62)
Calculated as a Single Life Annuity

	Years of Service
Final Average
Compensation	15	20	25	30

$ 500,000	$158,925	$211,900	$264,875	$317,850
750,000	241,425	321,900	402,375	482,850
1,000,000	323,925	431,900	539,875	647,850
1,250,000	406,425	541,900	677,375	812,850
1,500,000	488,925	651,900	814,875	977,850
1,750,000	571,425	761,900	952,375	1,142,850
2,000,000	653,925	871,900	1,089,875	1,307,850
2,250,000	736,425	981,900	1,227,375	1,472,850
2,500,000	818,925	1,091,900	1,364,875	1,637,850
2,750,000	901,425	1,201,900	1,502,375	1,802,850
3,000,000	983,925	1,311,900	1,639,875	1,967,850

Indebtedness
      One of the Corporation’s subsidiaries, Sallie Mae Home Loans, Inc., is in the business of mortgage lending. Through this subsidiary, Ms. McCormack received a 15-year fixed rate mortgage loan in February 2006 on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transaction with other persons. The loan did not involve more than the normal risk of collectibility or present other unique features.

Certain Relationships and Related-Party Transactions
      During 2005, Thomas J. Fitzpatrick, III, son of Mr. Fitzpatrick, was employed by a Corporation subsidiary as a regional sales manager and received a base salary of $44,808 and commissions of $109,622, for total compensation of $154,430 for his services during the year.
      On October 27, 2005, the Corporation, upon the approval of the Board of Directors, agreed to sell a coach bus to Mr. Lord for the purchase price of $288,800. The purchase price is the fair market value for the coach bus as determined by Bus Solutions of McMinnville, Oregon, an independent appraisal company that specializes in bus and coach valuations. The sale closed in the first quarter of 2006.

Executive Officers
      Biographical information about each executive officer is as follows.

Name and Age	Position and Business Experience

Thomas J. Fitzpatrick 57	• President and Chief Executive Officer, SLM Corporation— June 2005

• President and Chief Operating Officer, SLM Corporation— 2001 to May 2005, President and Chief Marketing and Administrative Officer— 2000 to 2001, Executive Vice President— 1998 to 2000
• President and Chief Executive Officer, Equity One, Inc.— 1989 to 1998
• President, Commercial Credit Co.— 1988 to 1989
• President and Chief Operating Officer, Manufacturers Hanover Consumer Services— 1983 to 1988, Chief Financial Officer— 1978 to 1983

C.E. Andrews 54	• Executive Vice President and Chief Financial Officer, SLM Corporation— January 2006 to present
• Executive Vice President, Accounting & Risk Management, SLM Corporation— February 2003 to January 2006
• Global Managing Partner for Assurance and Business Advisory Services, Arthur Andersen— 2002, Managing Partner, Mid-Atlantic Region— 2000 to 2002, various positions with Arthur Andersen— 1974 to 2000

Robert S. Autor 43	• Executive Vice President & Chief Information Officer, SLM Corporation— January 2005 to present, Senior Vice President— 2002 to 2004, various officer positions— 1999 to 2002
• Senior Vice President and Chief Information Officer, Nellie Mae Corporation— 1993 to 1999

Robert S. Lavet 51	• Senior Vice President and General Counsel, SLM Corporation— 2005 to present
• Senior Vice President and Deputy General Counsel, SLM Corporation— 2001 to 2005
• Vice President and Deputy General Counsel, SLM Corporation— 1998 to 2001, other legal positions 1992 to 1998
• Partner, Cole, Corette & Abrutyn, Washington DC 1989 to 1992, Associate 1985 to 1989
• Trial Attorney, United State Department of Justice— 1982 to 1985
• Associate, Howrey & Simon, Washington DC— 1979 to 1982

Name and Age	Position and Business Experience

June M. McCormack 57	• Executive Vice President, Servicing, Technology & Sales Marketing, SLM Corporation— 2005 to present
• Executive Vice President, Guarantor Services & Sales Marketing, SLM Corporation— 2001 to 2005, Senior Vice President— 2000 to 2001
• Executive Vice President, USA Group— 1997 to 2000
• Various officer positions, Student Loan Marketing Association— 1986 to 1997
• Various positions, CSX Corp.— 1979 to 1986

Kevin F. Moehn 57	• Executive Vice President, Sales and Originations, SLM Corporation— 2004 to present, Senior Vice President— 2001 to 2004, various officer positions 2001 to 1996
• President, HICA, Inc. 1985 to 2001

John F. Whorley, Jr. 44	• Executive Vice President, Debt Management Operations, SLM Corporation— January 2003 to present
• Senior Vice President— 2000 to 2003
• Senior Vice President, USA Group— 1999 to 2000, various officer positions 1995 to 1999
• Chief of Staff, U.S. Representative Bart Gordon— 1987 to 1993
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee has reviewed and discussed with management and the Corporation’s independent accountant, PricewaterhouseCoopers LLP, the Corporation’s audited financial statements as of and for the year ended December 31, 2005. The Committee also discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and with and without management present, discussed and reviewed the results of the independent accountant’s examination of the financial statements.
      The Committee received and reviewed the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the accountant the accountant’s independence. The Committee discussed with PricewaterhouseCoopers LLP relationships that may have an impact on their objectivity and independence.
      Following the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
Audit Committee
William M. Diefenderfer, Chair
Ann Torre Bates
Benjamin J. Lambert, III
A. Alexander Porter, Jr.
Barry L. Williams

PROPOSAL 2— RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANT
      The Corporation’s independent accountant is selected by the Audit Committee. On January 26, 2006, the Audit Committee appointed PricewaterhouseCoopers LLP as the Corporation’s independent accountant for 2006, subject to ratification by the Corporation’s shareholders.
      This proposal is put before the shareholders because the Board believes that it is a good corporate practice to seek shareholder ratification of the selection of the independent accountant. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.
      Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and to respond to appropriate questions from shareholders present at the meeting and will have an opportunity to make a statement if they desire to do so.

Independent Accountant
      Fees for services performed for the Corporation by its independent accountant, PricewaterhouseCoopers LLP, for fiscal year ended December 31, 2005, and for fiscal year ended December 31, 2004, are set forth below.
Principal Accountant’s Fees and Services

	2005	2004

Audit	$5,422,422	$5,324,779
Audit Related	2,542,602	2,351,960
Tax	148,721	120,049
All Other	—	—
Total	$8,113,745	$7,796,788
      Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Corporation and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.
      Audit Related fees were for assurance and other services related to service provider compliance reports, trust servicing and administration reports, employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
      Tax fees were for services related to tax compliance, tax planning, and state tax assistance.
      All Other fees for the years ended December 31, 2005 and December 31, 2004 were $0.
      Auditor Fees Pre-approval Policy. In 2002, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent accountant to the Corporation. The policy requires that all services to be provided by the Corporation’s independent accountant be pre-approved by the Audit Committee or its Chair. Each approval must describe the non-audit services provided and set a dollar limit for the services. The Committee, or its Chair, pre-approved all audit and non-audit services provided by PricewaterhouseCoopers LLP during 2005. The Committee receives regular reports from management regarding the actual provision of non-audit services by PricewaterhouseCoopers LLP that have been pre-approved by the Committee.

Required Vote
      The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to be voted at the Annual Meeting is required to ratify the appointment of

PricewaterhouseCoopers LLP. Unless marked to the contrary, proxies received will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountant for 2006.

Board Recommendation
      The Board of Directors of the Corporation recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountant for 2006.
GENERAL INFORMATION

About Voting
      Who may vote? Only SLM Corporation shareholders who owned common stock at the close of business on March 20, 2006, the record date for the Annual Meeting, can vote.
      How are my votes counted? In the election of directors, shares are entitled to cumulative voting, which means that each share of common stock is entitled to the number of votes equal to the number of directors to be elected. Therefore, each share you own is entitled to 14 votes in the election of directors. You may cumulate your votes and give one nominee 100 percent of your votes or you may distribute your votes among the nominees in any manner. The 14 nominees who receive the greatest number of votes cast at the Annual Meeting will be elected. Shares that are not voted in the election of directors, including shares for which voting authority is withheld, have no effect in the election of directors.
      Approval of other matters at the Annual Meeting requires an affirmative vote of at least a majority of the votes present or represented and entitled to be voted on the matter, with each share of stock entitled to one vote. Abstentions have the same effect as votes against the matter. Shares that are not voted on a matter, including shares for which a broker does not have discretionary voting authority, are not counted as voting on this matter.
      How do I vote? You may vote in person at the Annual Meeting or you may vote by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting.
      The process of voting by proxy differs slightly, based on how your share ownership is recorded. Your share ownership is recorded in one of three ways: (1) direct ownership, recorded by the stock transfer agent for the Corporation, the Bank of New York; (2) beneficial ownership recorded through a brokerage or bank account; or (3) beneficial ownership recorded by the Corporation’s 401(k) Plan Trustee.
      If your ownership is recorded directly, you will receive a proxy card. If your share ownership is beneficial, your broker, bank and/or the 401(k) Plan Trustee will issue you a voting instruction card that you use to instruct them how to vote your shares.
      If you receive a voting instruction card from your broker or bank, or a proxy card from The Bank of New York, you may vote those shares by mail, telephonically by calling the telephone number shown on the voting form, or via the Internet at the web site shown on the voting form. A voting instruction card from the 401(k) Plan Trustee may be voted only by mail or by telephone.
      If you wish to specify your cumulative vote for director nominees, you must follow the special instructions on your proxy card or voting instruction card and vote by mail. Shares voted through the 401(k) Plan may not be cumulated.
      Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time, on May 17, 2006. Votes submitted to the 401(k) Plan Trustee must be received by May 15, 2006. Voting by returning a paper proxy, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. However, if your shares are held through a bank, broker or the 401(k) Plan and you wish to vote those shares in person at the Annual Meeting, you must in advance of the Annual Meeting, obtain a legal proxy from your bank, broker or the 401(k) Plan Trustee.

      How do proxies work? Sallie Mae’s Board of Directors is requesting your proxy. Giving the Board your proxy means that you authorize representatives of the Board to vote your shares at the Annual Meeting in the manner you specify. If you sign and return the enclosed proxy card or voting instruction card but do not specify how to vote, the Board of Directors will vote your shares in favor of the director nominees named in this proxy statement in order to elect all of the nominees or the maximum number possible and to ratify PricewaterhouseCoopers LLP, as independent accountant. Giving the Board your proxy also means that you authorize their representatives to vote on any other matter presented at the Annual Meeting in such manner as they determine best. The Corporation does not know of any other matters to be presented at the Annual Meeting as of the date of this proxy statement. If you own shares through the 401(k) Plan and do not vote your plan shares, the Trustee will vote your plan shares in the same proportion as other plan shares have been voted.
      Can I change my vote? A shareholder whose ownership is recorded directly has the power to change or revoke a proxy prior to its exercise by voting in person at the Annual Meeting, by giving written notice to the Corporate Secretary or by giving a later dated proxy prior to the meeting. A shareholder whose shares are owned beneficially through a bank, broker, or the 401(k) Plan must contact that entity to change or revoke a previously given proxy.

Shares Outstanding
      At December 31, 2005, 413,136,810 of the Corporation’s common stock par value $.20 per share, were outstanding. At March 20, 2006, the record date, 412,822,483 shares of common stock were outstanding and eligible to be voted. The common stock is listed on the NYSE under the symbol “SLM.”

Principal Shareholders
      To the Corporation’s knowledge, the following institutions beneficially owned more than 5 percent of the Corporation’s outstanding common stock on December 31, 2005. The holdings reported below are based solely on Schedules 13G and amendments thereto filed with the SEC as of March 15, 2006. The Corporation is not aware of any other beneficial owner who became the beneficial owner of 5 percent or more of the Corporation’s common stock between December 31, 2005 and March 15, 2006.

		Percent of Class
		as of
Name and Address of Beneficial Owner	Shares (1)	December 31, 2005

Capital Group International, Inc. (2) 11100 Santa Monica Blvd. Los Angeles, CA 90025	40,751,630	9.87%

Marsico Capital Management, LLC (3) 1200 17th St., Suite 600 Denver, CO 80202	30,164,382	7.30%

FMR Corp. (4) 82 Devonshire Street Boston, MA 02109	28,086,381	6.80%

Barrow, Hanley, Mewhinney & Strauss, Inc. (5) 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	23,665,657	5.73%

(1)	Except as indicated, each institution has sole investment power and has sole voting power with respect to the shares listed.

(2)	Based on information contained in Amendment No. 8 to Schedule 13G filed on February 9, 2006, by Capital Group International, Inc. and Capital Guardian Trust Company, wherein they reported that Capital Group International, Inc. has sole voting power relative to 31,147,550 shares and sole investment power relative to 40,751,630 shares, and that Capital Guardian Trust Company has sole voting power relative to 23,549,720 shares and sole investment power relative to

32,216,790 shares. Capital Group International, Inc. is a holding company for a group of investment management companies, including Capital Guardian Trust Company, which is organized as a bank. Capital Group International, Inc. and Capital Guardian Trust Company disclaim beneficial ownership of these shares. The address of Capital Guardian Trust Company is the same as that of Capital Group International, Inc. above.

(3)	Based on information contained in Amendment No. 6 to Schedule 13G filed on February 13, 2006, by Marsico Capital Management, LLC (“Marsico”). Marsico has sole voting power relative to 25,504,538 shares.

(4)	Based on information contained in Amendment No. 10 to Schedule 13G filed on February 14, 2006, by FMR Corp. (“FMR”) and Edward C. Johnson 3d (“Mr. Johnson”). Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 26,959,688 shares as a result of acting as investment advisor to various investment companies (Funds). Mr. Johnson and FMR and the Funds each have sole power to dispose the 26,959,688 shares but neither FMR nor Mr. Johnson has the sole voting power with respect to the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees and is carried out by Fidelity. Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR, is the beneficial owner of 1,108,979 shares as a result of it serving as an investment manager of institutional accounts. Mr. Johnson and FMR each has sole investment power over 1,108,979 shares and sole voting power with respect to 997,279 shares, and no voting power with respect to 111,700 shares owned by institutional accounts. Strategic Advisors, Inc. (“SAI”) is a wholly-owned subsidiary of FMR and provides investment advisory services to individuals. As such, FMR’s beneficial ownership includes 8,514 shares beneficially owned through SAI. Fidelity International Limited (“FIL”) beneficially owns 9,200 shares. The address of Fidelity, FMTC and SAI is the same as that of FMR above. The Company believes that the address of Mr. Johnson is the same as that of FMR. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(5)	Based on information contained in the Schedule 13G filed on February 7, 2006, by Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow”). Barrow has sole voting power relative to 6,008,726 shares and shared voting power relative to 17,656,931 shares.

Other Matters
      As of the date of this proxy statement, there are no matters that the Board of Directors intends to present for a vote at the Annual Meeting other than the business items discussed in this proxy statement. In addition, the Corporation has not been notified of any other business that is proposed to be presented at the Annual Meeting. If other matters now unknown to the Board come before the Annual Meeting, the accompanying proxy card gives discretionary authority to the persons named on the proxy card to vote such proxies on any such matters in accordance with their best judgment.

Solicitation Costs
      All expenses in connection with the solicitation of the enclosed proxy will be paid by the Corporation. The Corporation has hired MacKenzie Partners, Inc. to solicit proxies for a fee of $7,500 plus reimbursement for out-of-pocket costs. In addition to solicitation by mail, officers, directors, regular employees or other agents of the Corporation may solicit proxies by telephone, telefax, personal calls, or other electronic means. The Corporation will request banks, brokers, custodians and other nominees in whose names shares are registered to furnish to beneficial owners of the Corporation’s common stock material related to the Annual Meeting, including the annual report, this proxy statement and the proxy card and, upon request, the Corporation will reimburse such registered holders for their out-of-pocket and reasonable expenses in connection therewith.

Shareholder Proposals and Other Business for 2007 Annual Meeting
      A shareholder who intends to introduce a proposal for consideration at the Corporation’s year 2007 Annual Meeting, set for May 17, 2007, may seek to have that proposal and a statement in support of the proposal included in the Corporation’s proxy statement if the proposal relates to a subject that is permitted under SEC Rule 14a-8. To qualify for this, the shareholder must submit the proposal and supporting statement to the Corporation not later than December 11, 2006 and must satisfy the other requirements of Rule 14a-4. The submission of a shareholder proposal does not guarantee that it will be included in the Corporation’s proxy statement.
      A shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in the Corporation’s proxy statement pursuant to Rule 14a-8. The Corporation’s By-laws provide that any such proposals or nominations for the Corporation’s 2007 Annual Meeting must be received by the Corporation after February 17, 2007 and on or before April 18, 2007. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in the Corporation’s By-laws. If a shareholder fails to meet these deadlines or fails to comply with the requirements of SEC Rule 14a-8, the Corporation may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16 of the Securities Exchange Act of 1934 requires the Corporation’s executive officers and directors to file reports on their holdings of and transactions in the Corporation’s common stock. To the Corporation’s knowledge, for the fiscal year 2005 all of the Corporation’s executive officers and directors timely filed all required reports under Section 16.

Code of Business Conduct
      The Corporation has a Code of Business Conduct that applies to Board members and all employees, including the chief executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct is available on the Corporation’s website (www.salliemae.com under “About Us, Corporate Governance”) and a written copy is available from the Corporate Secretary. The Corporation intends to post amendments to or waivers from the Code of Business Conduct (to the extent applicable to the Corporation’s chief executive officer, principal financial officer or principal accounting officer or any director) at this location on its website.

Householding
      The SEC has approved a rule concerning the delivery of annual reports and proxy statements that permits a single set of these reports to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one annual report and proxy statement will be sent to that address unless the shareholder has notified the Corporation that the shareholder wants to receive multiple copies. Shareholders that received a single copy of the annual report or proxy statement and wish to receive separate copies in the future may request them by calling toll-free 1-888-810-5988 or by writing in care of the Corporate Secretary at SLM Corporation, 12061 Bluemont Way, VA 20190. Shareholders who received separate copies of the annual report or proxy statement and would prefer to receive a single copy in the future may also contact us to request delivery of a single copy.

SLM CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING — MAY 18, 2006
          Each of the undersigned, revoking all other proxies heretofore given, hereby constitutes and appoints Robert S. Lavet with full power of substitution, as proxy or proxies to represent and vote all shares of Common Stock, par value $.20 per share (the “Common Stock”), of SLM Corporation (the “Company”) owned by the undersigned at the Annual Meeting and any adjournments or postponements thereof.
          If you wish to cumulate votes for a Director(s), write the name(s) of the nominee(s) below and next to the name(s), the percentage(s) of votes you wish to allocate, not to exceed 100%.
          The shares represented hereby will be voted in accordance with the directions given in this proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR Item 1 (Election of Directors), and FOR Item 2 (Ratify the Appointment of independent accountants). If any other matters are properly brought before the Annual Meeting, proxies will be voted on such matters as the proxies named herein, in their sole discretion, may determine.
(If you noted any Voting Instructions, Address Changes or Comments below, please check the corresponding box on the reverse.)

SLM CORPORATION
P.O. BOX 11122
Voting Instructions/Address Changes/Comments:	NEW YORK, N.Y. 10203-0122

☐	• DETACH PROXY CARD HERE •

PLEASE SIGN, DATE AND RETURN	☑
THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.	VOTES MUST BE INDICATED
☑ IN BLACK OR BLUE INK.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 — 2 TO BE VOTED AT THE ANNUAL MEETING.

1.	Vote On Directors

	FOR	☐	WITHHOLD	☐		☐
	ALL		ALL		EXCEPTIONS

Nominees:	ANN TORRE BATES, CHARLES L. DALEY, W.M. DIEFENDERFER, III, THOMAS J. FITZPATRICK, DIANE SUITT GILLELAND, EARL A. GOODE, RONALD F. HUNT, BENJAMIN J. LAMBERT III, ALBERT L. LORD, BARRY A. MUNITZ, A. ALEXANDER PORTER, JR, WOLFGANG SCHOELLKOFF, STEVEN L. SHAPIRO, AND BARRY L. WILLIAMS
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
STRIKE A LINE THROUGH THAT NOMINEE’S NAME AND CHECK THE “EXCEPTIONS” BOX ABOVE.)

Vote On Proposals		FOR	AGAINST	ABSTAIN

2.	Ratify the Appointment of PricewaterhouseCoopers LLP as the Corporation’s independent accountant.	☐	☐	☐

If you wish to cumulate votes for Directors, do NOT mark “For All”, “Withhold All” or Exceptions above, but check this box and write your voting instructions on the back of this card.			☐
     SCAN LINE
     (Please sign, date and return this proxy card in the enclosed envelope.)

Date	Share Owner sign here	Co-Owner sign here